Filed Pursuant to Rule 433

Registration No. 333-132936-14

CREDIT SUISSE

13.00% Reverse Convertible Securities due July 30, 2008

Linked to the Common Stock of EMC Corporation

Principal Amount:	$1,500,000

Maturity Date:	July 30, 2008, subject to postponement if a market disruption event exists on the valuation date.

Coupon:	The securities will pay a total coupon of 13.00% per annum on the principal amount from their issue date.

Issue Date:	January 30, 2008

Coupon Payment Dates:	Payable monthly in arrears on February 29, 2008, March 30, 2008, April 30, 2008, May 30, 2008, June 30, 2008, and on the maturity date.

Valuation Date:	July 24, 2008, subject to postponement if a market disruption event occurs on that date.

Reference Shares:	EMC Corporation (NYSE: EMC)

Initial Share Price:	$16.55

Knock-in Level:	60% of the initial share price, or $9.93 per share.

Initial Setting Date:	January 24, 2008

Redemption Amount:

1. If the closing price of the reference shares on the relevant exchange is not less than the knock-in level on any day from but not including the initial setting date to and including the valuation date, the redemption amount will equal 100% of the principal amount, payable in cash.

2.  If (i) the closing price of the reference shares on the relevant exchange is less than the knock-in level on any day from but not including the initial setting date to and including the valuation date and (ii) the closing price of the reference shares on the relevant exchange on the valuation date is greater than or equal to the initial share price, the redemption amount will equal 100% of the principal amount, payable in cash.

3.  Otherwise, at maturity, for each $1,000 principal amount of securities, you will receive a number of reference shares equal to the physical delivery amount, which is equal to $1,000 divided by the initial share price, plus a cash amount equal to the proportion of the final share price corresponding to any fractional share. The market value of the physical delivery amount will be less than the principal amount of your securities and may be zero.

Discounts and Commissions:	$15.00 per $1,000 principal amount of securities (1.50%)

Underwriter:	Credit Suisse Securities (USA) LLC

Calculation Agent:	Credit Suisse International

January 24, 2008

Credit Suisse has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.